EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the U-Store-It Mini Warehouse Co. 401(K) Retirement Savings Plan of our reports dated February 27, 2006, relating to the consolidated and combined financial statements and financial statement schedule of U-Store-It Trust and subsidiaries and Acquiport/Amsdell, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of U-Store-It Trust for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
June 2, 2006